Exhibit 10.1

BUSINESS LOAN AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials

$2,024,750.00	06-14-2018	06-14-2028	86994

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	AB Merger Sub, Inc. 303 Merrick Road, Suite 400 Lynbrook, NY 11563	Lender:	First Northern Bank of Dixon Sacramento Branch 1375 Exposition Boulevard #101 Sacramento, CA 95815

THIS BUSINESS LOAN AGREEMENT dated June 14, 2018, is made and executed by and between AB Merger Sub, Inc., a California corporation ("Borrower"), and First Northern Bank of Dixon, a California banking corporation ("Lender"), regarding the Loan (as defined below) on the following terms and conditions.
TERM.  This Agreement shall be effective as of June 14, 2018, and shall continue in full force and effect until such time as all of Borrower's payment and performance obligations in respect of the Loan have been indefeasibly satisfied.
CONDITIONS PRECEDENT TO SINGLE ADVANCE.  The Loan proceeds shall be disbursed in a single Advance subject to the fulfillment to Lender's satisfaction of all of the conditions set forth below and otherwise in this Agreement and in the Related Documents.
Loan Documents.  Borrower shall provide to Lender the following documents for the Loan duly executed by the parties thereto:  (1)  the Note;  (2)  Deed of Trust; (3) evidence of insurance as required below;  (4) the Hazardous Substances Certificate,  (5)  the Guaranties;  (6)  together with all such Related Documents as Lender may require for the Loan; all in form and substance satisfactory to Lender and Lender's counsel.
Borrower's Authorization.  Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents to which Borrower is a party.  In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel, may require.
Authorization of Guarantors.  Each Guarantor shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of its respective Guaranty or the Deed of Trust, as applicable.  In addition, each Guarantor shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel, may require.
First Priority Lien.  The Deed of Trust shall have been duly recorded in a first-priority lien position, subject only to and any liens, encumbrances and matters of record to which Lender has previously consented.  Lender's security interest in all rents, leases, other personal property and fixtures covered by the Deed of Trust shall have been duly perfected recorded in a first-priority lien position, subject only to any liens, encumbrances and matters of record to which Lender has previously consented.
Title Insurance.  Fidelity National Title Insurance Company shall have issued or committed to issue an ALTA 2006 loan policy of title insurance for the principal sum of $2,024,750.00 and such endorsements thereto as Lender may request.  The title policy and such endorsements shall insure the Deed of Trust as a first-priority lien on the Property, subject only to any matters of record or exceptions consented to by Lender in writing, and such title policy shall contain such endorsements as Lender may require.
Payment of Fees and Expenses.  Borrower shall have paid to Lender a loan fee of $10,123.75, a documentation fee of $495 and all other fees, charges and expenses which are then due and payable as specified in this Agreement or any Related Documents, and all out-of-pocket expenses incurred by Lender relating to the negotiation and documentation of the Loan Documents and the closing of the Loan, including without limitation, appraisal fees, title insurance premiums, escrow fees, recording fees, filing fees and Lender's attorneys' fees.
Merger of Borrower.  Lender has received evidence reasonably satisfactory to Lender that all the conditions precedent to the consummation of the merger of Borrower and Antibodies, Inc. pursuant to the Merger Agreement have been satisfied or will imminently be satisfied.
Representations and Warranties.  The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct in all material respects.
No Event of Default.  No condition shall exist or event shall have occurred which would constitute, or with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement.

REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:
Organization.  Borrower is a corporation duly organized, validly existing, and in good standing under and by virtue of the laws of the State of California.
Assumed Business Names.  Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower.  Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business:  None.
Authorization.  Borrower's execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under  (1)  any provision of  (a)  Borrower's articles of incorporation or organization, or bylaws, or  (b)  any agreement or other instrument binding upon Borrower or  (2)  any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower's properties.
Financial Information.  Each of Borrower's financial statements supplied to Lender truly and completely disclosed Borrower's financial condition as of the date of the statement, and there has been no material adverse change in Borrower's financial condition subsequent to the date of the most recent financial statement supplied to Lender.  Borrower has no material contingent obligations except as disclosed in such financial statements.
Legal Effect.  This Agreement constitutes, and any Related Document or other instrument or agreement Borrower is required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.
Litigation and Claims.  No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower's financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.
Taxes.  To the best of Borrower's knowledge, all of Borrower's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.
Binding Effect; Effect of Merger.  This Agreement, the Note, the Deed of Trust and all Related Documents are binding upon the signers thereof, as well as upon their successors and assigns, and are legally enforceable in accordance with their respective terms.  Upon the consummation of the merger of Borrower and Antibodies, Inc. pursuant to the Merger Agreement, Antibodies, Inc. shall become the Borrower for purposes of this Agreement, the Note and the Related documents to which AB Merger Sub is or was a party.
AFFIRMATIVE COVENANTS.  Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:
Notices of Claims and Litigation.  Promptly inform Lender in writing of  (1)  all material adverse changes in Borrower's financial condition, and  (2)  all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could reasonably be expected to materially affect the financial condition of Borrower or the financial condition of any Guarantor.
Financial Records.  Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times.
Financial Statements.  Furnish Lender with such financial statements and other related information at such frequencies and in such detail as Lender may reasonably request.
Additional Information.  Furnish such additional information and statements, as Lender may request from time to time.
Additional Requirements
Borrower's Annual Financials - CPA Audited.  As soon as available, but in no event more than one-hundred-twenty (120) days from each fiscal year-end during the life of the Loan, Borrower's balance sheet, income statement and statement of cash flows, as prepared as part of Janel's audit financial statements on a consolidated and unconsolidated basis, audited by a certified public accountant satisfactory to Lender. Next due for period ending September 30, 2018.
Borrower's Tax Return.  Borrower shall provide Lender with copies of Federal Tax Return or a copy of the extension within 15 days of filing. Tax Return shall include all schedules including but not limited to applicable Depreciation Schedules and all applicable Schedule K-1's. Next due for 2018 tax year.

Borrower's Quarterly Financials - Company Prepared.  As soon as available, but in no event more than forty five (45) days from fiscal quarter-end during the life of the Loan, Borrower prepared balance sheet, income statement and statement of cash flows, prepared in a format satisfactory to Lender. Next due for period ending June 30, 2018.
Borrower's Quarterly Accounts Payable Aging Report.  Borrower shall provide Lender with a prepared Aged listing of Accounts Payable as of quarter end, as soon as available but in no event later than forty five (45) days after the end of each fiscal quarter. Next due for period ending June 30, 2018.
Borrower's Quarterly Account Receivable Aging Report.  Borrower shall provide Lender with a company prepared Aged listing of Accounts Receivable as of quarter end, as soon as available but in no event later than forty five (45) days after the end of each fiscal quarter. Next due for period ending June 30, 2018.
Borrower's Quarterly Inventory List.  Borrower shall provide Lender with a company prepared Quarterly Inventory List as of fiscal quarter end, as soon as available but in no event more than forty five (45) days after the end of each fiscal quarter end during the life of the Loan. Next due for period ending June 30, 2018.
Guarantor's Annual Financials - CPA Audited.  As soon as available, but in no event more than one-hundred-twenty (120) days from each fiscal year-end during the life of the Loan, the balance sheet, income statement and statement of cash flows of each of Janel and AB HoldCo, as prepared as part of Janel's audit financial statements on a consolidated and unconsolidated basis, audited by a certified public accountant satisfactory to Lender. Next due for period ending September 30, 2018.
Financial Covenants.  Borrower may request that the following financial covenants be modified, as reasonably necessary, to account for one-time or non-cash charges pending additional review on a post-closing basis.  Lender shall consider such modifications in its sole discretion, but Lender shall not be obligated to accept any such modifications.
Dividends Covenant. Dividends and distributions may not be made by Borrower in excess of its Net Income. Compliance will be measured annually starting with the period ending September 30, 2018.
Debt Service Coverage Ratio. Maintain a Debt Service Coverage Ratio that does not fall below 1.35 starting with the period ending September 30, 2018.  The Debt Service Coverage Ratio will be evaluated for each annual statement, year to day statement and interim statement.  As used herein, the term "Debt Service Coverage Ratio" means EBITDA divided by Total Debt Service, the term "EBITDA" means Net Income plus total Interest Expense plus Income Taxes plus Depreciation plus Amortization and, only if approved in writing by Lender, in its sole discretion, on a case-by-case basis, reasonable add-backs for non-cash items including, but not limited to, stock compensation and other one-time charges; and the term "Total Debt Service" means total required principal and interest payments on the Loan.
Tangible Net Worth.  Maintain a Tangible Net Worth that does not fall below $1,500,000 for the period starting September 30, 2018.  The Tangible Net Worth will be evaluated for each annual statement.  The term "Tangible Net Worth" means total Equity less any Treasury Stock less any Intangible Assets.
Debt to Tangible Net Worth.  Maintain a Debt to Tangible Net Worth that does not exceed 2.00 for the period starting September 30, 2018. the Debt to Tangible Net Worth will be evaluated for each annual statement. The term " Debt to Tangible Net Worth" means Total Liabilities divided by Tangible Net Worth. Tangible Net Worth means total Equity less any Treasury Stock less any Intangible Assets.
Insurance.  Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may require with respect to Borrower's properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender.  Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days prior written notice to Lender.  Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person.  In connection with all policies covering assets in which Lender holds or is offered a lien or security interest under the Deed of Trust, Borrower will provide Lender with such lender's loss payable or other endorsements as Lender may require.
Insurance Reports.  Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following:  (1)  the name of the insurer;  (2)  the risks insured;  (3)  the amount of the policy;  (4)  the properties insured;  (5)  the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and  (6)  the expiration date of the policy.  In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral.  The cost of such appraisal shall be paid by Borrower.

Other Agreements.  Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements.
Taxes, Charges and Liens.  Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits.  Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as  (1)  the legality of the same shall be contested in good faith by appropriate proceedings, and  (2)  Borrower shall have established on Borrower's books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.
Performance.  Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender.  Borrower shall notify Lender immediately in writing of any default in connection with any agreement.
Compliance with Governmental Requirements.  Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower's properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act.  Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender's sole opinion, Lender's interests in the Collateral are not jeopardized.  Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender's interest.
Inspection.  Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan and Borrower's other properties and to examine or audit Borrower's books, accounts, and records and to make copies and memoranda of Borrower's books, accounts, and records.  If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.
Compliance Certificates.  Unless waived in writing by Lender, provide Lender at least annually, with a certificate executed by Borrower's chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.
Environmental Compliance and Reports.  Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower's part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.
Additional Assurances.  Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loan and to perfect its liens and security interests under the Deed of Trust.
LENDER'S EXPENDITURES.  If any action or proceeding is commenced that would materially affect Lender's interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower's behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral.  All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower.  All such expenses will become a part of the Indebtedness and, at Lender's option, will  (A)  be payable on demand;  (B)  be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either  (1)  the term of any applicable insurance policy; or  (2)  the remaining term of the Note; or  (C)  be treated as a balloon payment which will be due and payable at the Note's maturity.

NEGATIVE COVENANTS.  Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:
Indebtedness and Liens.  (1)  Except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases,  (2)  sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower's assets except as contemplated by the Merger Agreement or allowed as Permitted Liens, or  (3)  sell with recourse any of Borrower's accounts, except to Lender.
Continuity of Operations.  Except as contemplated by the Merger Agreement, cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business.
Loans, Acquisitions and Guaranties.  (1)  Loan, invest in or advance money or assets to any other person, enterprise or entity,  (2)  except as contemplated by the Merger Agreement, purchase, create or acquire any interest in any other enterprise or entity, or  (3)  incur any obligation as surety or guarantor other than in the ordinary course of business.
Agreements.  Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower's obligations under this Agreement or in connection herewith.
DEFAULT.  Each of the following shall constitute an Event of Default under this Agreement:
Payment Default.  Borrower fails to make any payment when due under the Loan.
Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower and, if such default can be cured, Borrower has failed to cure the default within five (5) Business Days after the occurrence thereof.
Environmental Default.  Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in this Agreement, the Deed of Trust and the Hazardous Substances Certificate and, if such default can be cured, such party has failed to cure the default within five (5) Business Days after the occurrence thereof.
Default in Favor of Third Parties.  Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay the Loan or perform its obligations under this Agreement or any of the Related Documents and such default continues beyond any applicable grace or cure period.
False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or any on Borrower's behalf or by any Guarantor or any on any Guarantor's behalf under this Agreement or any Related Documents is false or misleading in any material respect, when made or furnished.
Dissolution; Insolvency.  Except for the effects of the consummation of the Merger Agreement, the dissolution or termination of Borrower's existence or the dissolution or termination of any Guarantor's existence.
Insolvency.  The insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower or the insolvency of any Guarantor, the appointment of a receiver for any part of any Guarantor's property, any assignment for the benefit of creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against any Guarantor, in each case which is not dismissed within sixty (60) days of the date of filing thereof.
Defective Collateralization.  This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of the Deed of Trust to create a valid and perfected security interest or lien) at any time and for any reason.
Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any Collateral, in each case which is not dismissed within sixty (60) days of the date of filing thereof.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.
Repudiation by Guarantor.  Any Guarantor repudiates, revokes or disputes the validity of, or its liability under, its respective Guaranty or the Deed of Trust, as applicable.

Change in Ownership.  Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.
Adverse Change.  A material adverse change occurs in Borrower's financial condition, or Lender reasonably believes the prospect of payment or performance of the Loan is materially impaired; or a material adverse change occurs in Janel's financial condition, or Lender reasonably believes the prospect of payment or performance of the Janel's Guaranty is materially impaired.
EFFECT OF AN EVENT OF DEFAULT.  If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make a Loan Advance), and, at Lender's option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional.  In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise.  Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently.  Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.
ATTORNEYS' FEES.   In any action arising from or relating to this Agreement and subject to any limits under applicable law, the prevailing party shall be entitled to reasonable attorneys' fees in accordance with California Civil Code Section 1717.  Whether or not an action is involved, the expenses of Lender described in the paragraph of this Agreement titled "Expenses" include, without limitation, attorneys' fees incurred by Lender.
MISCELLANEOUS PROVISIONS.  The following miscellaneous provisions are a part of this Agreement:
Amendments.  This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement.  No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.
Expenses.  If Lender institutes any suit or action to enforce any of the terms of this Agreement, Lender shall be entitled to recover such sum as the court may adjudge reasonable.  Whether or not any court action is involved, and to the extent not prohibited by law, all reasonable expenses Lender incurs that in Lender's opinion are necessary at any time for the protection of its interest or the enforcement of its rights shall become a part of the Loan payable on demand and shall bear interest at the Note rate from the date of the expenditure until repaid.  Expenses covered by this paragraph include, without limitation, however subject to any limits under applicable law, Lender's expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services, to the extent permitted by applicable law.  Borrower also will pay any court costs, in addition to all other sums provided by law.
Caption Headings.  Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.
Consent to Loan Participation.  Borrower agrees and consents to Lender's sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender.  Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters.  Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests.  Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests.  Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan.  Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.
Governing Law.  This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions.  This Agreement has been accepted by Lender in the State of California.
Choice of Venue.  If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Sacramento County, State of California.

No Waiver by Lender.  Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right.  A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement.  No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender's rights or of any of Borrower's or any Grantor's obligations as to any future transactions.  Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.
Notices.  Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement.  Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address.  For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower's current address.  Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.
Severability.  If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance.  If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable.  If the offending provision cannot be so modified, it shall be considered deleted from this Agreement.  Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.
Successors and Assigns.  All covenants and agreements by or on behalf of Borrower contained in this Agreement or any Related Documents shall bind Borrower's successors and assigns and shall inure to the benefit of Lender and its successors and assigns.  Borrower shall not, however, have the right to assign Borrower's rights under this Agreement or any interest therein, without the prior written consent of Lender.
Survival of Representations and Warranties.  Borrower understands and agrees that in making the Loan, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents.  Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the making of the Loan and delivery to Lender of the Related Documents, shall be continuing in nature, and shall remain in full force and effect until such time as Borrower's Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.
Time is of the Essence.  Time is of the essence in the performance of this Agreement.
Counterparts.  This Agreement may be executed in counterparts, and all counterparts shall constitute but one and the same document.
DEFINITIONS.  The following capitalized words and terms shall have the following meanings when used in this Agreement.  Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America.  Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require.  Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code.  Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:
AB HoldCo.  The words "AB HoldCo" mean AB HoldCo, Inc., a Nevada corporation, and its successors and assigns.
AB Merger Sub.  The words "AB Merger Sub" mean AB Merger Sub, Inc., a California corporation, and its successors and assigns.
Advance.  The word "Advance" means the disbursement of Loan funds made, or to be made, to Borrower or on Borrower's behalf.
Agreement.  The word "Agreement" means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement from time to time.
Antibodies Inc. The words "Antibodies, Inc." means Antibodies Incorporated, a California corporation, and its successors and assigns.

Borrower.  The word "Borrower" means AB Merger Sub until the consummation of the merger of Borrower and Antibodies, Inc. pursuant to the Merger Agreement, at which time and thereafter "Borrower" means Antibodies, Inc.
Business Day.  The words "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are authorized or required to close in the state of California.
Collateral.  The word "Collateral" means all real and personal property encumbered by the Deed of Trust.
Deed of Trust.  The words "Deed of Trust" means the Deed of Trust of even date herewith by Antibodies Inc, as trustor, in favor of Lender, as beneficiary and secured party, encumbering the real and personal property described therein, together with all modifications of, amendments to and replacements thereof.
Environmental Laws.  The words "Environmental Laws" mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., Chapters 6.5 through 7.7 of Division 20 of the California Health and Safety Code, Section 25100, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.
Event of Default.  The words "Event of Default" mean any of the events of default set forth in this Agreement in the default section of this Agreement.
GAAP.  The word "GAAP" means generally accepted accounting principles.
Grantor.  The word "Grantor" means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.
Guarantor.  The word "Guarantor" means each of Janel, AB HoldCo and Antibodies, Inc.
Guaranty.  The word "Guaranty" means the guaranty from a Guarantor to Lender in respect of the Loan in form and substance satisfactory to Lender.
Hazardous Substances.  The words "Hazardous Substances" mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled.  The words "Hazardous Substances" are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws.  The term "Hazardous Substances" also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.
Hazardous Substances Certificate.  The words "Hazardous Substances Certificate" means the Hazardous Substances Certificate and Indemnity Agreement of even date herewith by Antibodies Inc. and AB Merger Sub in favor of Lender, together with all modifications of, amendments to and replacements thereof.
Indebtedness.  The word "Indebtedness" means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.
Janel.  The word "Janel" means Janel Corporation, a Nevada corporation, and its successors and assigns.
Lender.  The word "Lender" means First Northern Bank of Dixon, a California banking corporation, and its successors and assigns.
Loan.  The word "Loan" means the loan evidenced by the Note.
Merger Agreement.  The words "Merger Agreement" means the Agreement and Plan of Merger dated as of May 8, 2018, by and among Antibodies Inc., AB HoldCo, Inc., a Nevada corporation, Borrower and the other parties thereto.
Note.  The word "Note" means the Note of even date herewith and executed by AB Merger Sub in the principal amount of $2,024,750.00, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, substitutions therefor and replacements thereof.

Permitted Liens.  The words "Permitted Liens" mean  (1)  liens and security interests securing Indebtedness owed by Borrower to Lender;  (2)  liens for taxes, assessments, or similar charges either not yet due or being contested in good faith;  (3)  liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent;  (4)  purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled "Indebtedness and Liens";  (5)  liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing; and  (6)  those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets.
Related Documents.  The words "Related Documents" mean the Note, the Deed of Trust, the Hazardous Substances Certificate, the Guaranties and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

DISPUTE RESOLUTION. Borrower and Lender desire to resolve quickly and efficiently any disputes that might arise between them.  For any controversy, claim or judicial action arising from or relating to the Loan or this Agreement or any related agreement, transaction or conduct, whether sounding in contract, tort or otherwise:
Judicial Reference.  Where an action is pending before a court of any judicial district of the State of California, Borrower and Lender shall each have the right to require that all questions of fact or law be submitted to general reference pursuant to California Code of Civil Procedure Section 638 et seq., and any successor statutes thereto.
(1)  A single referee who is a retired superior court judge shall be appointed by the court pursuant to Code of Civil Procedure 640 and shall preside over the reference proceeding.  If Borrower and Lender do not agree upon the referee, each of them may submit to the court up to three nominees who are retired superior court judges.
(2)  If Borrower and Lender do not agree on how the payment of the referee's fees and expenses will be shared, the court may apportion such fees and expenses between Borrower and Lender in a fair and reasonable manner that is consistent with Code of Civil Procedure Section 645.1.
(3)  Borrower and Lender shall be entitled to discovery, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge.
(4)  The referee's statement of decision shall contain written findings of fact and conclusions of law, and the court shall enter judgment thereon pursuant to Code of Civil Procedure Sections 644(a) and 645.  The decision of the referee shall then be appealable as if made by the court.
No provision of this section shall limit the right of any party to exercise self-help remedies, to foreclose against or sell any real or personal property collateral or to obtain provisional or ancillary remedies, such as injunctive relief or appointment of a receiver, from a court of competent jurisdiction before, after, or during the pendency of any reference proceeding.  The exercise of a remedy does not waive the right of either party to resort to reference.
Jury Trial Waiver.  In any action pending before any court of any jurisdiction, Borrower and Lender each waive any right it may have to a jury trial.

[Signature page follows]

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS.  THIS BUSINESS LOAN AGREEMENT IS DATED JUNE 14, 2018.

BORROWER:

By:  /s/ Brendan Kllackey
Brendan Killackey, as President of AB Merger Sub, Inc.

LENDER:
FIRST NORTHERN BANK OF DIXON

By: /s/ John Fenner